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                                                                    Exhibit 12.1

                                Manor Care, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)

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
                                          SIX MONTHS ENDED JUNE 30,                      YEAR ENDED DECEMBER 31,
                                          -------------------------   ----------------------------------------------------------
                                             2005         2004           2004        2003        2002        2001        2000
                                          ---------   -------------   ----------   ---------   ---------   ---------   ---------
EARNINGS AVAILABLE TO COVER
FIXED CHARGES:
Income from continuing
 operations before income taxes and
        minority interests..............  $ 122,341   $     129,960   $  254,879   $ 190,412   $ 212,684   $ 129,992   $  61,669
Less:
  Equity in earnings of  affiliates,
     excluding affiliate with
     guaranteed debt....................     (2,823)         (3,897)      (6,975)     (7,236)     (4,761)     (4,543)     (2,016)

Add:
   Dividends received from equity
      affiliates........................      2,489           1,661        1,956       4,750       3,026      11,574       6,000
   Losses of minority interests.........       (134)            (58)         (83)        (35)         --          --          --
   Fixed charges deducted from
     earnings (see below)...............     25,409          26,562       62,684      53,000      51,173      64,751      75,511
                                          ---------   -------------   ----------   ---------   ---------   ---------   ---------
Earnings available to cover fixed
   charges..............................  $ 147,282   $     154,228   $  312,461   $ 240,891   $ 262,122   $ 201,774   $ 141,164
                                          =========   =============   ==========   =========   =========   =========   =========
FIXED CHARGES:
Interest expense, including amounts
   in operating expense.................  $  20,824   $      22,537   $   55,194   $  44,600   $  41,395   $  55,458   $  66,460
Interest within rent expense............      4,585           4,025        7,490       8,400       9,778       9,293       9,051
                                          ---------   -------------   ----------   ---------   ---------   ---------   ---------
Fixed charges deducted from
   earnings.............................     25,409          26,562       62,684      53,000      51,173      64,751      75,511
Interest expense on guaranteed debt
   of affiliate.........................         --              --           --          --          --       2,272       4,309
Interest capitalized....................        603             472        1,002         671         721       1,933       4,457
                                          ---------   -------------   ----------   ---------   ---------   ---------   ---------
Fixed charges...........................  $  26,012   $      27,034   $   63,686   $  53,671   $  51,894   $  68,956   $  84,277
                                          =========   =============   ==========   =========   =========   =========   =========
RATIO OF EARNINGS TO FIXED
   CHARGES..............................        5.7x            5.7x         4.9x        4.5x        5.1x        2.9x        1.7x
                                          =========   =============   ==========   =========   =========   =========   =========
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